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                                                                  Exhibit (h.24)

                                SERVICE AGREEMENT
                                      WITH
                               INVESTMENT ADVISER


      THIS AGREEMENT, effective as of July 13, 2001, between ING Life Insurance and Annuity Company (the "Adviser"), a Connecticut corporation, and Golden American Life Insurance Company (the "Company"), a Connecticut corporation, for the provision of described administrative services by the Company in connection with the sale of shares of ING Partners, Inc. (the "Fund") as described in the Participation Agreement dated July 13, 2001, and as may be amended in the future, between the Company, the Fund and the Adviser (the "Participation Agreement").

      In consideration of their mutual promises, the Adviser and the Company agree as follows:

      1.    The Company agrees to provide the following services to the Adviser:

            a. respond to inquiries from owners of, or participants in, the Company's variable annuity or variable life contracts which use the Funds as an investment vehicle ("Contractholders") regarding the services performed by the Company that relate to the Funds;

            b. provide information to Adviser and Contractholders with respect to Fund shares attributable to Contractholder accounts;

            c. communicate directly with Contractholders concerning the Funds' operations;

            d. provide such other similar services as Adviser may reasonably request pursuant to Adviser's agreement with the Funds to the extent permitted under applicable federal and state requirements.

      2.    a.    Administrative services to Contractholders and participants shall be the responsibility of the Company and shall not be the responsibility of the Fund or the Adviser. The Adviser recognizes the Company as the sole shareholder of Fund shares issued under the Fund Participation Agreement, and that substantial savings will be derived in administrative expenses, such as significant reductions in shareholder services, by virtue of having a sole shareholder for each of the Accounts rather than multiple shareholders. In consideration of the savings resulting from such arrangement, and to compensate the Company for its costs, the Adviser agrees to pay to the Company and the Company agrees to accept as full compensation for all services rendered hereunder a monthly fee equal to a percentage of the average daily net assets of the Fund shares attributable to products issued by the Company at the rates shown in the attached Schedule A.


b. The parties agree that the Adviser's payments to the Company are for administrative services only and do not constitute payment in any manner for investment advisory services or for costs of distribution.

      3. The Company agrees to indemnify and hold harmless the Adviser and its directors, officers, and employees from any and all loss, liability and expense resulting from any gross negligence or willful wrongful act of the Company under this Agreement or a breach of a material provision of this Agreement, except to the extent such loss, liability or expense is the result of the Adviser's own misfeasance, bad faith or gross negligence in the performance of its duties.

      4. The Adviser agrees to indemnify and hold harmless the Company and its directors, officers and employees from any and all loss, liability and expense resulting from any gross negligence or willful wrongful act of the Adviser under this Agreement or a breach of a material provision under this Agreement, except to the extent such loss, liability or expense is the result of the Company's own misfeasance, bad faith or gross negligence in the performance of its duties.

      5. Either party may terminate this Agreement, without penalty, (i) on sixty (60) days written notice to the other party, for any cause or without cause, or (ii) on reasonable notice to the other party, if it is not permissible to continue the arrangement described herein under laws, rules or regulations applicable to either party or the Funds, or if the Participation Agreement is terminated.

      6. The terms of this arrangement will be held confidential by each party except to the extent that either party or its counsel may deem it necessary to disclose this arrangement.

      7. This Agreement represents the entire Agreement of the parties on the subject matter hereof and it cannot be amended or modified except in writing, signed by the parties. This Agreement may be executed in one or more separate counterparts, all of which, when taken together, shall constitute one and the same Agreement.

      8. All notices and other communications hereunder shall be given or made in writing and shall be delivered personally or sent by telex, telecopier or registered or certified mail, postage prepaid, return receipt requested, or recognized overnight courier service to the party to whom they are directed at the following addresses, or at such other addresses as may be designated by notice from such party to the other party.

      To the Adviser:

            ING Life Insurance and Annuity Company
            151 Farmington Avenue, TS41
            Hartford, Connecticut  06156
            Attention:  Laurie M. Tillinghast, Vice President

      To the Company:

            Golden American Life Insurance Company
            1475 Dunwoody Drive
            West Chester, PA 19380
            Attention:   Kimberly J. Smith, Executive Vice President,
                         General Counsel and Assistant Secretary

      Any other notice, demand or other communication given in a manner prescribed in this Section 8 shall be deemed to have been delivered on receipt.

      IN WITNESS WHEREOF, the parties to this Agreement have caused this Agreement to be executed by their authorized officers as of the day and year first above written.


                                    GOLDEN AMERICAN LIFE INSURANCE COMPANY


                                    By:     /s/  Kimberly J. Smith
                                            ------------------------------------
                                    Name:   Kimberly J. Smith
                                            ------------------------------------
                                    Title:  Executive Vice President
                                            ------------------------------------


                                    ING LIFE INSURANCE AND ANNUITY COMPANY


                                    By:     /s/  Laurie M. Tillinghast
                                            ------------------------------------
                                    Name:   Laurie M. Tillinghast
                                            ------------------------------------
                                    Title:  Vice President
                                                     ---------------------------